SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934, as amended.
Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:
Preliminary Proxy Statement ☐
Confidential for Use of the Commission only (as permitted by Rule 14a-6(e)(2) ☐
Definitive Proxy Statement ☐
Definitive Additional Materials ☒
Soliciting Material Pursuant to §§ 240.14a-12 ☐

1-800-FLOWERS.COM, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1-800-FLOWERS.COM, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2025

November 4, 2025

On October 23, 2025, 1-800-FLOWERS.COM, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on December 10, 2025. This supplement contains additional information relating to the transition of and departure of certain senior executives of the Company and updates the disclosure regarding the proposed increase in the authorized shares under the Company’s 2003 Long Term Incentive and Share Award Plan (the “Plan”) as set forth in Proposal 3 in the Proxy Statement (the “Proposal”).

Regarding the Proposal, the Company previously stated that the proposed increase in shares was estimated to be sufficient to fund the equity compensation program for approximately three years. This statement is hereby amended to reflect that the proposed increase in shares is estimated to be sufficient to fund the equity compensation program for at least one year, based on performance of the Company’s stock, current grant practices, and anticipated future needs. All other terms and conditions of the proposed share increase and the equity compensation plan as set forth in the Proxy Statement remain unchanged.

On November 3, 2025, Joseph Rowland transitioned from his role as President of the Gourmet Foods and Gift Baskets segment of the Company to the role of Special Advisor to the Chief Executive Officer of the Company. Mr. Rowland will assist in the transition of his role until his departure from the Company.

On November 3, 2025, Thomas Hartnett transitioned from his role as President of the Company to the role of Special Advisor to the Chief Executive Officer of the Company. Mr. Hartnett will assist in the transition of his role until his departure from the Company.

The Proxy Statement contains important information and this supplement should be read in conjunction with the Proxy Statement and, except for the additional information with respect to the Proposal, this supplement does not affect any matter presented for consideration in the Proxy Statement. If you previously received a Notice of Internet Availability of Proxy Materials, you may view this supplement and the Proxy Statement at www.proxyvote.com. Otherwise, you should have received printed copies of the Proxy Statement and a Notice of the 2025 Annual Meeting of Stockholders by mail. If you have not already voted, you are urged to vote by telephone or internet as instructed in the Notice of Internet Availability of Proxy Materials; or, if you received a proxy card by mail, you may complete, date and return the proxy card by mail. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote.